Exhibit 1.2

CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2007-1

ASSET BACKED NOTES

TERMS AGREEMENT

Dated:    June 14, 2007

To:	CAPITAL ONE AUTO FINANCE, INC.

CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated June 12, 2007

1.	Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
A-1	$279,000,000	5.3444%	June 2008 Payment Date
A-2	$325,000,000	5.43%	February 2010 Payment Date
A-3	$308,000,000	5.47%	June 2011 Payment Date
A-4	$283,090,000	LIBOR + 0.02%	December 2012 Payment Date
B	$54,910,000	5.76%	December 2013 Payment Date

2.	Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Barclays Capital Inc.

J.P. Morgan Securities Inc.

Lehman Brothers Inc.

Morgan Stanley & Co. Incorporated

Greenwich Capital Markets, Inc.

3.	Ratings

Class	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	Prime-1	F1+

A-2	AAA	Aaa	AAA

A-3	AAA	Aaa	AAA

A-4	AAA	Aaa	AAA

B	A	A2	A

4.	Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Deutsche Bank Securities Inc.	$98,000,000	$114,000,000	$108,000,000	$99,081,500	$27,455,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$98,000,000	$114,000,000	$108,000,000	$99,081,500	$27,455,000
Barclays Capital Inc.	$16,600,000	$19,400,000	$18,400,000	$16,985,400	$—
J.P. Morgan Securities Inc.	$16,600,000	$19,400,000	$18,400,000	$16,985,400	$—
Lehman Brothers Inc.	$16,600,000	$19,400,000	$18,400,000	$16,985,400	$—
Morgan Stanley & Co. Incorporated	$16,600,000	$19,400,000	$18,400,000	$16,985,400	$—
Greenwich Capital Markets, Inc.	$16,600,000	$19,400,000	$18,400,000	$16,985,400	$—
Total Amount	$279,000,000	$325,000,000	$308,000,000	$283,090,000	$54,910,000

5. Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Gross Purchase Price	100.000000%	99.998900%	99.991360%	100.000000%	99.991370%
Underwriting Discount	0.090000%	0.130000%	0.165000%	0.200000%	0.300000%
Net Purchase Price	99.910000%	99.868900%	99.826360%	99.800000%	99.691370%
Maximum Dealer Selling Concessions	0.054000%	0.078000%	0.099000%	0.120000%	0.180000%
Maximum Dealer Reallowance Discounts	0.027000%	0.039000%	0.050000%	0.060000%	0.090000%

6.	Time of Sale

11:45 a.m. (Eastern Time) (U.S.) on June 14, 2007 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7.	Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be June 28, 2007, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

DEUTSCHE BANK SECURITIES INC.

By	/s/ Rick Koppenhaver
Name:	Rick Koppenhaver
Title:	Director

By	/s/ Jay Steiner
Name:	Jay Steiner
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Lisa Waller
Name:	Lisa Waller
Title:	Authorized Signatory

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

S-1	Terms Agreement

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By	/s/ Richard Johns
Name:	Richard Johns
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Assistant Vice President

S-2	Terms Agreement